Exhibit 99.1

Royal Gold Announces the Completion of the
Pascua-Lama Gold Royalty Transactions

DENVER, COLORADO.  OCTOBER 28, 2010:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced that it has completed the deferred portion of previously announced transactions to acquire the rights to an additional aggregate 1.0% net smelter return (“NSR”) sliding-scale gold royalty on the Pascua-Lama project.  The deferred portion consisted of the purchase of 0.40% NSR for a purchase price of $28 million.  As a result of the transactions with three private individuals, Royal Gold’s composite royalty interest is now a 5.23% NSR, at gold prices above $800 per ounce.  The transactions also included a 0.20% NSR fixed-rate copper royalty that will take effect after January 1, 2017, increasing Royal Gold’s copper royalty interest to 1.05%.

The Pascua-Lama project, owned and operated by Barrick Gold Corporation (“Barrick”), is in the early stages of construction, with initial commissioning scheduled for late 2012 and first production expected in the first quarter of calendar 2013.  Reserves estimated by Barrick at the end of calendar 2008 related to Royal Gold’s royalty interest totaled 324.7 million tons, at a grade of 0.045 ounces per ton, for 14.6 million contained ounces, at a gold price of $750 per ounce.  Barrick expects the reserves to support a mine life of at least 25 years and estimates that Pascua-Lama will produce an average of 600,000 to 700,000 ounces of gold annually over the life of the mine.  The Pascua-Lama project is located on the border of Chile and Argentina; Royal Gold’s royalties apply to production on the Chilean side of the project only.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests.  The Company’s portfolio consists of 188 properties on six continents, including interests on 34 producing mines and 24 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross
Vice President and Corporate Secretary
(303) 575-6504
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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include the operator’s estimated dates for commissioning and initial production, the estimated gold reserves for the project, the estimated average annual production over the life of the mine, and the reserve life of the project.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  In addition, acquired royalties and similar interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.